Exhibit 10.2

Execution Copy

JOINT DEVELOPMENT AGREEMENT

This Joint Development Agreement (“Agreement”) is executed as of the date of the last signature indicated in the signature block below and entered into by and between Praj Industries Ltd. (CIN L27101PN1985PLC038031), (“Praj”) with its registered office located at "Praj Tower" 274 & 275/2, Bhumkar Chowk-Hinjewadi Road, Hinjewadi, Pune 411057, India and Gevo, Inc. (a company incorporated under the laws of the State of Delaware in the United States, with offices located at 345 Inverness Drive South, Building C, Suite 310, Englewood, CO 80112, USA), (“Gevo”) as of April 1, 2018 (the “Effective Date”) (together, the “Parties” and each individually, a “Party”) .

WHEREAS

A.

Praj has pre-existing relationships with certain ethanol plants that use the sugarcane juice, sugarcane syrup, sugarcane molasses, sugar beet juice, sugar beet syrup, sugar beet molasses, cassava, rice, wheat, sorghum, bagasse, rice straw, wheat straw, corn stover, cotton stalk and empty fruit bunches (“Feedstock”).

B.	Gevo has developed technology to produce Biobutanol and convert Biobutanol into downstream products. “Biobutanol” means renewable isobutanol.

C.

The Parties executed a Joint Development Agreement dated November 6, 2015 (the “Original JDA”) under which Gevo and Praj identified their respective roles in: (i) developing a process design package or PDP (as that term is defined in the Original JDA) for the production of renewable isobutanol from certain Feedstocks (as that term is defined in the Original JDA), and (ii) providing services to isobutanol plant operators utilizing the PDP and other intellectual property rights licensed by Gevo to such plant operators pursuant to other definitive agreements;

D.	Pursuant to the Supplemental Agreement between Praj and Gevo, dated November 16, 2017 (“JDA Supplemental Agreement No. 1”), the Original JDA was amended to extended through March 31, 2018;

E.

Prior to March 31, 2018, Praj substantially completed a process design package designed to use the sugarcane juice, sugarcane syrup, sugarcane molasses, sugar beet juice, sugar beet syrup, or sugar beet molasses feedstock (the “Sugary-based Feedstock PDP”) and the Parties have been negotiating a Commercial License Agreement regarding the commercial use of the Sugary-based Feedstock PDP by Praj in certain contexts as contemplated by the Original JDA.

F.	Praj is currently developing a process design package designed to use the bagasse, rice straw, wheat straw, or corn stover feedstock (the “Agricultural Residue Feedstock PDP”).

G.	Praj and Gevo desire to continue the relationship established by the Original JDA by entering into this Agreement.

THE PARTIES AGREE AS FOLLOWS:

1. Development:

Gevo’s biocatalyst has been developed to be used on corn-based feedstocks and six carbon sugars from non-corn-based feedstocks. It is anticipated that the Parties will need to continue to develop and optimize the parameters to produce Biobutanol from the Feedstock (“Development Work”). Concurrently with execution of this Agreement, the Parties have also entered into that certain Development License Agreement dated April 1, 2018 (the “Development License Agreement”) which replaces that certain Development License Agreement dated November 6, 2015 which expired March 31, 2018. After the Development Work is completed, Gevo will use reasonable commercial efforts to  negotiate commercial license agreements with third party licensees and inform Praj accordingly. For the avoidance of doubt, Gevo will be under no obligation to enter into any commercial license agreements with any such third party licensees if the terms are not satisfactory to Gevo as determined by Gevo exercising its sole, reasonable discretion.

2. Engineering:

(a) Praj and Gevo will work together to optimize and improve the Sugary-based Feedstock PDP, Agricultural Residue Feedstock PDP and any future process design package developed by Praj pursuant to this Agreement (such original documentation and manuals along with any optimizations and improvements the “Process Design Package” or “PDP” in the singular, and “PDPs” in the plural).

(b) The PDPs shall be jointly owned by the Parties (and to the extent such PDPs are not jointly owned, each Party hereby irrevocably assigns to the other Party a joint ownership interest in any copyrights in such PDPs. Notwithstanding the joint ownership of the PDPs, Gevo has the exclusive right to use and exploit the PDPs in the isobutanol field and Praj will not exercise any rights to any PDPs in such field, except that Praj has the right to enter into engineering services agreements with Gevo’s licensees for the construction of isobutanol plants using the Sugary-based Feedstock PDP pursuant to the terms set forth in that certain Construction License Agreement between the Parties dated April 4, 2019 (“CLA”). Except as noted herein and subject to any obligations or restrictions set forth in this Agreement or the CLA or any future agreement(s) between the Parties regarding the Agricultural Residue PDP, each Party may use and exploit (and authorize others to use or exploit) the PDPs, without a duty of accounting. For clarity, other than the jointly owned copyright interests in the PDPs, the no other intellectual property rights are granted or assigned by this Agreement by implication or otherwise and are hereby reserved by each Party.

(c) The Parties will cooperate in obtaining and maintaining appropriate protection for such PDPs in accordance with this provision. Gevo has the exclusive right to assert the PDPs in the isobutanol field and the non-exclusive right to assert the PDPs in any other field, and any cooperation or assistance by Praj with Gevo’s protection or enforcement of the PDPs in connection with the isobutanol field or any other field will be at Gevo’s sole cost and expense. Praj has the non-exclusive right to assert the PDPs in all other, non-isobutanol fields, and Gevo will cooperate and assist Praj with protection and enforcement of the PDPs in these fields, at Praj’s cost and expense. Each Party will cooperate and assist the other Party in any infringement action brought by the other Party in accordance with this provision, including joining the action to the extent necessary to permit the other Party to maintain the suit.

3. Representations and Warranties

Each Party represents and warrants to the other Party that as of the Effective Date:

(a)         it has power to execute, deliver and perform its obligations under this Agreement and all necessary corporate, shareholder and other action has been taken to authorize such execution, delivery and performance;

(b)          his Agreement constitutes legal, valid and binding obligations of such Party, enforceable against it in accordance with its terms;

(c)           the execution, delivery and performance of its obligations under this Agreement does not and will not:

(i)   contravene its memorandum of association and or its articles of association or any applicable law, regulation or order of any governmental authority or any judgment or decree of any court having jurisdiction over it; or

(ii)  conflict with or result in any breach or default under any agreement, instrument, regulation, license or authorization binding upon it or any of its assets or properties.

4. Applicable law and jurisdiction:	This Agreement is made and will be governed by the laws of the State of Delaware, United States, excluding its choice of law principles.

5. Dispute Resolution

The Parties recognize that bona fide disputes may arise from time to time that may relate to or arise from the Parties’ rights or obligations under this Agreement. The Parties will use all reasonable efforts to resolve such disputes in an amicable manner and shall resolve such disputes in accordance with this Section 5.

(a)     Escalation.  If the Parties are unable to resolve any such dispute within thirty (30) days after consultation between responsible counsel of the Parties, a Party may, by written notice to the other Party, have such dispute referred to the respective nominees of the Parties, who shall be senior executives with the authority to resolve such disputes. Such nominees shall attempt to resolve the referred dispute by good faith negotiations within thirty (30) days after such notice is received.

(b)     Mediation. If the designated nominees are not able to resolve such dispute within such thirty (30) day period under Section 5(a), the Parties will attempt in good faith to resolve such dispute promptly by confidential mediation process under the then-current International Institute for Conflict Prevention and Resolution (“CPR”) Mediation Procedure within thirty (30) days after the mediation begins.

(c)     Arbitration. If, after such good faith participation in such mediation process set forth in Section 5(b), the Parties cannot resolve such dispute, such dispute shall be finally resolved by binding arbitration in accordance with the CPR Rules for Administered Arbitration by three arbitrators, of whom each of Gevo and Praj shall designate one, with the third arbitrator to be designated by the two Party-appointed arbitrators. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of the arbitration shall be New York, New York.

(i)      Unless the arbitrators find good reason to proceed on a different schedule: (A) an initial pre-hearing conference for the planning and scheduling of the proceeding will be held within thirty (30) days from the date that the third arbitrator is appointed, (B) all discovery shall be completed within seven (7) months of such initial pre-hearing conference, and (C) a maximum of two (2) sessions for the presentation of evidence that will total no more than ten (10) hearing days shall be concluded within nine (9) months from the date that the third arbitrator is appointed.

(ii)      The arbitrators shall require that, unless otherwise agreed to by the Parties, a transcript of the hearing shall be maintained and shall be considered Confidential Information. The arbitrators shall conduct the arbitration in accordance with the requirements of the CPR Arbitration Appeal Procedure.

(iii)     A Party may file an appeal only under the CPR Arbitration Appeal Procedure from any final award of an arbitral panel in any arbitration arising out of or related to this Agreement. Unless otherwise agreed by the Parties and the appeal tribunal, the appeal shall be conducted at the place of the original arbitration.

(iv)       In the event that a dispute is submitted to arbitration under this Section 5 concerning whether a Gevo biocatalyst, biobutanol, or other product, process or method (collectively, the “Accused Arbitrable Product”) is covered by one or more claims of a Patent, or whether a royalty is due for such Accused Arbitrable Product, then Praj hereby expressly acknowledges and agrees that Praj’s claiming or contending that (i) such Accused Arbitrable Product is not covered by a patent (as applicable), (ii) there is no royalty due for sales of such Accused Arbitrable Product, or (iii) the technology practiced by Praj is within the scope of the Gevo separation technology, shall have the burden to prove its position to the arbitrators by a clear and convincing evidence standard.

(d)      Costs. Unless the arbitrators decide otherwise, the parties shall share equally the costs or fees associated with retaining any arbitrators or mediators pursuant to this Section 5, and the parties shall otherwise bear their own costs and attorneys’ fees (except as otherwise provided in this Agreement).”

6. Limitation of Liability & Indemnification:

(a) Except for a breach of the obligations of Sections 2(b), 2(c) or 9 and to the greatest extent permitted by applicable law, in no event shall either Party be liable for any special, indirect, remote, incidental, punitive, exemplary, or consequential damages or losses or claims of any kind, whether in contract, tort, strict liability, gross negligence, intentional wrongful acts or omissions, or otherwise, including lost profits, loss of production, loss of business, loss of opportunity, or other similar damages or losses or claims.

(b) Each Party shall indemnify and keep the other Party, and its respective officers, employees, directors, representatives and agents indemnified from and against all direct losses, liabilities, obligations, claims, demands, causes of action fines or penalties (including any fines or penalties required by any governmental agency) , fees, costs, charges, expenses, damages (whether or not resulting from third party claims), interest, out-of-pocket expenses, including reasonable attorneys’ and accountants’ fees and dispute resolution costs (if awarded or ordered) (collectively, the “Losses”) which are actually suffered or incurred or sustained by the suffering Party , to the extent that the Losses were caused by the negligent acts or willful material omissions, violations of applicable law relating to the performance of this Agreement, willful misconduct and or breach of this Agreement by the defaulting Party and/or its officers, employees, directors, representatives or agents.

7. Term:

This Agreement shall commence on the Effective Date, and unless earlier terminated, shall remain in full force and effect until two years from the Effective Date and may be extended for subsequent one year extensions with the mutual agreement of both Parties. Notwithstanding the foregoing, this Agreement may be terminated as follows: (a) by mutual agreement of the Parties; or (b) by a Party by providing written notice to the other upon the occurrence of any of the following events: (i) the other Party is in material breach of this Agreement and fails to remedy such breach within forty-five (45) days (or in the event or case of a non-disputed payment due, twenty (20) days after receipt of written notice from the other Party identifying the breach; or (ii) the other party enters into bankruptcy, whether voluntary or involuntary, is dissolved or wound up compulsorily under applicable laws or if an order shall be made or an effective resolution is passed for the winding up or dissolution or bankruptcy of the other Party; or (iv) the other Party compounding with its creditors generally; or (v) the other Party has a receiver trustee or administrator appointed for all or any of its assets, which affects its ability to perform its obligations under this Agreement; or (vi) ceases or threatens to cease to carry on its business as usual. Sections 2(a), 2(b), 2(c), 4, 5, 6, 9, and 10 survive the expiration or termination of this Agreement.

8. Cooperation:

The Parties agree to co-operate to develop the business case for end customers to manufacture Biobutanol based products with various end applications such as ATJ (alcohol-to-jet) fuel, chemicals, solvents, fuel blend stocks, other hydrocarbon products etc.

9. Confidentiality:

(a) “Confidential Information” means, collectively, this Agreement, and any tangible or intangible non-public information in any form (including written information, oral statements or electronically stored data) which a party (the “Discloser”) discloses to the other party (the “Recipient”), or which the Recipient otherwise acquires from the Discloser, including: (i) information relating to trade secrets, know-how, products, processes (including manufacturing processes), inventions, computer software programs, marketing or sales techniques, financial condition, costs, business interests, initiatives, objectives, plans, strategies, customers, suppliers, lenders, underwriters, or employees; or (ii) all of the PDPs to the extent non-public; and, (iii) in all cases, that is marked as confidential or identified at the time of disclosure or when acquired as being confidential or is otherwise disclosed or acquired under circumstances that would lead a reasonable person to conclude that such information is confidential.

(b) Obligation.  As between the Parties, all Confidential Information remains the property of the Discloser. Recipient will: (i) treat as confidential, and protect the Confidential Information of the Discloser from all unauthorized use, disclosure, copying, dissemination or distribution; (ii) use such Confidential Information solely for the purposes of this Agreement; (iii) not disclose, deliver, distribute, display, demonstrate or otherwise make available such Confidential Information to any employees or other Persons, except those employees and contractors of Recipient (“Representatives”) who (A) need to know such Confidential Information for the purposes of performing the Recipient’s obligations under this Agreement, (B) have been informed that such Confidential Information belongs to the Discloser, and (C) have agreed, in a written agreement, to maintain the confidentiality thereof; (iv) promptly return and/or destroy all such Confidential Information upon the earlier of Discloser’s request or the expiration or termination of this Agreement (and if such return is impossible as to any portion of the Confidential Information, then Recipient will promptly permanently destroy such Confidential Information and certify to Discloser that all such Confidential Information, including all copies thereof, has been completely and permanently destroyed); (v) immediately notify Discloser upon discovery of any loss or unauthorized use, disclosure, copying, dissemination or distribution of any such Confidential Information and use all reasonable efforts to retrieve such Confidential Information; (vi) not reverse engineer or analyze such Confidential Information (except as permitted by law); and, (vii) will not remove or obscure markings (if any) on Confidential Information indicating its proprietary or confidential nature. If any Representative uses, discloses, copies, disseminates or distributes Confidential Information other than as authorized in this Agreement, Recipient will be liable to Discloser for such use, disclosure, copying, dissemination or distribution to the same extent that it would have been had the Recipient used, disclosed, copied, disseminated or distributed that Confidential Information.

(c) Exceptions. The confidentiality obligations imposed by this Agreement will not apply to any information that: (i) was in Recipient’s possession before receipt from Discloser under this Agreement or any other agreement between the Parties or otherwise acquired from the Discloser as shown by documentation; (ii) is in or enters the public domain through no fault of the Recipient; (iii) is rightfully received or acquired by Recipient from a Person without a duty of confidentiality; (iv) is disclosed by the Discloser to a Person without a duty of confidentiality; or, (v) is independently developed by Recipient without use of or reference to the Discloser’s Confidential Information (and without the use of any individual who had knowledge of Discloser’s Confidential Information as a consequence of the Discloser or the Recipient (including Representatives of either) having disclosed to such individual, or having granted such individual access to the Discloser’s Confidential Information). Information will not be deemed to be within the foregoing exceptions (i) through (iv) merely because: (1) it is more generally described but not fully disclosed either in the public domain or in information in the possession of Recipient; or (2) it combines individual items of information in the public domain, if such combination: (A) is sufficiently secret to derive economic value, actual or potential, from not being generally known to other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality. Recipient may disclose Confidential Information pursuant to a valid judicial or administrative order if Recipient: (y) provides Discloser with written notice of such order promptly after receiving it and reasonably cooperates with any efforts by Discloser to contest or limit the scope of such order; and (z) uses all reasonable efforts to limit the disclosure of such Confidential Information and seek a protective order or an equivalent to protect the disclosure of such Confidential Information.

(d) Return. Upon termination or expiration of this Agreement, the Recipient will return to the Discloser or destroy all tangible copies of Confidential Information of the Discloser, which the Recipient no longer has the right to use, in the Recipient’s possession or control and will erase from its computer systems all electronic copies thereof.

(e) Injunctive Relief. In the event of any actual or threatened breach of the obligations of Section 9 by Recipient, Discloser will be entitled to obtain injunctive and all other appropriate relief from any court of competent authority, without being required to: (a) show any actual damage or irreparable harm, (b) prove the inadequacy of its legal remedies, or (c) post any bond or other security (unless such bond or security is otherwise required by law, in which event, Recipient hereby agrees that a $5,000 US bond will be sufficient). Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity.

(f) Confidentiality of the Agreement. The terms and conditions of this Agreement constitute the Confidential information of both Parties. Neither Party will disclose any terms or conditions of this Agreement to any third party, without the prior written consent of the other Party, except: (i) as required by law; (ii) to its attorneys, accountants, auditors, financial advisers, creditors, and insurers, as well as acquirers, investors, financiers and bona fide potential acquirers, investors and financiers of such Party (and other Persons to whom the Parties in the future agree in writing), but only so long as any such person is informed of this confidentiality provision and agrees to maintain the confidentiality of the terms of this Agreement; (iii) by Gevo, to a third party under a duty of confidentiality in connection with financing, investment or a proposed merger or a proposed sale of all or part of Gevo’s business related to this Agreement, (iv) as required for a Party’s compliance with securities and exchange laws, regulations or rules, or (v) by Gevo to Butamax.(g) Survival of Confidentiality Obligations. Subject to Section 9(c), the Receiving Party’s obligation under this Section 9 with respect to any Confidential Information that is a trade secret under applicable law shall survive any termination or expiration of this Agreement and continue so long as such information remains a trade secret, and for any other Confidential Information shall remain for five (5) years after disclosure.

10. Other:

(a) This Agreement sets forth the entire understanding of the Parties relating to the subject matter hereof and supersedes all prior agreements and understandings between the Parties relating the subject matter hereof. This Agreement may not be amended except by a written instrument signed by both Parties.  This Agreement may be executed in multiple counterparts, all of the same Agreement which when taken together shall constitute one and the same instrument. Section headings and references are for convenience only and will not be deemed to alter or affect the meaning or interpretation of any provision of this Agreement. The Parties are and shall remain independent contractors of each other and neither Party is or shall be considered an agent or partner of the other Party. Neither Party is authorized to bind the other Party to any legal obligation. Each Party to this Agreement shall bear and pay all fees, costs and expenses (including all legal fees and expenses, that have been incurred or that are in the future incurred by, on behalf of or for the benefit of such Party in connection with: (i) the negotiation, preparation and review of this Agreement; (ii) the investigation and review conducted by such Party and its representatives related to this Agreement; (iii) the negotiation, preparation and review of this Agreement and any of the documents delivered in connection herewith; (iv) the preparation and submission of any filing or notice required to be made or given in connection with this Agreement; and (v) the consummation and performance of the transactions contemplated in this Agreement.

(b) Each provision contained in this Agreement constitutes a separate and distinct provision severable from all other provisions. If any provision (or any part thereof) is unenforceable under or prohibited by any present or future law, then such provision (or part thereof) will be amended, and is hereby amended, so as to be in compliance with such law, while preserving to the maximum extent possible the intent of the original provision. Any provision (or part thereof) that cannot be so amended will be severed from this Agreement; and, all the remaining provisions of this Agreement will remain unimpaired. No modification, addition or deletion, or waiver of any rights under this Agreement is binding on a Party unless made in a non-preprinted agreement clearly understood by the Parties to be a modification or waiver, and signed by a duly authorized representative of each Party. No failure or delay (in whole or in part) on the part of a Party to exercise any right or remedy hereunder will operate as a waiver thereof or effect any other right or remedy. All rights and remedies hereunder are cumulative and are not exclusive of any other rights or remedies provided hereunder or by law. The waiver of one breach or default or any delay in exercising any rights will not constitute a waiver of any subsequent breach or default.

(c) Assignment. Praj may not assign or transfer any of its rights under this Agreement or delegate any of its obligations or duties under this Agreement, whether by operation of law or otherwise, without the prior written consent of Gevo. For purposes of this Section, any Change in Control (defined below) involving Praj will be deemed to be an assignment of this Agreement. Gevo may assign or transfer this Agreement or any of its rights under this Agreement or delegate any of its obligations or duties under this Agreement without the prior written consent of Praj for any reason whatsoever in its sole and absolute discretion, including, without limitation, to Butamax Advanced Biofuels LLC (“Butamax”) pursuant to the Patent Cross-License Agreement, dated as of August 22, 2015, by and between Gevo and Butamax (the “Cross-License Agreement”). Praj acknowledges that the Cross-License Agreement governs Gevo’s rights to sublicense some of the intellectual property disclosed to Praj under this Agreement, and if the Butamax Agreement is terminated, this Agreement may be automatically assigned and transferred by Gevo to Butamax. Any attempted assignment or delegation of any rights or obligations under this Agreement in violation of the foregoing will be null and void. This Agreement will be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns. “Change of Control” of Praj means: of Licensee means: (i) any consolidation or merger of Praj with or into any other entity in which the holders of Praj’s outstanding shares immediately before such consolidation or merger do not, immediately after such consolidation or merger, retain stock representing a majority of the voting power of the surviving entity or stock representing a majority of the voting power of an entity that wholly owns, directly or indirectly, the surviving entity; (ii) the sale, transfer, or assignment of securities of Praj representing a majority of the voting power of all of Praj’s outstanding voting securities to an acquiring party or “group” (as defined under the Securities Exchange Act of 1934, as amended); (iii) the sale of all or substantially all of Praj’s business or assets; or (iv) any series of related transactions that would fall within clause (i), (ii), or (iii) above, if viewed as a single transaction.

(d) The section headings in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement, and will not be referred to in connection with the construction or interpretation of this Agreement. Any rule of construction to the effect that ambiguities are to be resolved against the drafting Party will not be used against Gevo in the construction or interpretation of this Agreement. As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.” All references in this Agreement to “Sections” are intended to refer to Sections of this Agreement. The official language of this Agreement will be the English language and no translations into or translated meanings from other language will have any bearing with respect to the interpretation and construction of this Agreement.

 (e) Notices. Any notices given pursuant to the Agreement will be in writing, delivered via registered mail, overnight mail, courier, or personal delivery, to the address set forth in the first paragraph of this Agreement, and will be considered given when received. Either Party may change the name or address to which notices or other communications are to be sent by giving notice of such change to the other Party.

(f) Force Majeure. Neither Party will be liable for, or be considered to be in breach of or default under this Agreement on account of, any delay or failure to perform as required by this Agreement (other than monetary obligations) as a result of any cause or condition beyond such Party's reasonable control.

Praj Industries Ltd.	Gevo, Inc.

By: /s/ Pramod Chaudhari	By: /s/ Patrick R. Gruber
Name: Pramod Chaudhari	Name: Patrick R. Gruber

Title: Executive Chairman	Title: Chief Executive Officer

Date: April 4, 2019	Date: April 4, 2019